Exclusive consulting services Agreement

This Exclusive Consulting Services Agreement (the "Agreement") is entered into on July 8, 2011 in Beijing, the People’s Republic of China (the “PRC”) between the following two parties:

Party A: Galaxy Strategy & Communications (Beijing) Management Co., Ltd. (北京银河星系管理咨询有限公司), a wholly-foreign owned company incorporated under the laws of the PRC, and having its registered office at Unit 1701-1703F, 37 Nanmofang Road, Chaoyang District, Beijing, with Qiang Wu as legal representative.

Party B: Beijing Lianhe Chuangxiang Advertising Co., Ltd. (北京联合创想广告有限公司), a limited liability company incorporated and existing under the laws of the PRC, and having its registered office at Unit 1211-2, Great Wall Building, 22 Shijingshan Road, Shijingshan District, Beijing, with Tongyue Qiao as legal representative.

WHEREAS:

(1)	Party B is conducting advertising services business as approved by the regulatory authority;

(2)	Party A is principally engaged in management and strategic consulting and planning services, providing companies with advice on marketing and communications, new client development, organization and procedures, public relations and human resources etc, and has the advanced experience and technology in respect of management and operation;

(3)	Party A agrees to provide consulting and technical services in respect of Party B’s operations, and Party B agrees to receive such consulting and technical services.

NOW THEREFORE, the parties agree as follows:

Article 1. Representations and Warranties

The parties represent and warrant to each other that:

1.	it has been duly established and validly existing and has the requisite rights and authorizations:

(1)	to own, lease and operate its asset, and operate the business stated in its business licence and articles of association; and

(2)	to execute, deliver and perform this Agreement.

2.	it has taken all necessary actions and obtained all the consents, approvals, authorizations and permits for executing, delivering and performing this Agreement in order to enable it to execute, deliver and perform this Agreement. Besides, the execution, delivery and performance of this Agreement will not breach:

(1)	its articles of association;

(2)	its obligations under any other agreement; or

(3)	any existing PRC laws.

Further representations and warranties given by Party B to Party A are set out in appendix 1 of this Agreement.

Article 2. Consents

Party A agrees to provide consulting services to Party B for its advertising services business in accordance with the terms and conditions of this Agreement, and Party B agrees to receive such consulting services in accordance with the terms and conditions of this Agreement.

Article 3. Scope of service

Party A shall provide to Party B the following supporting and consulting services for operating the advertising services business in accordance with the methods and conditions as stated in this Agreement:

(1)	general technical services, which are needed for Party B for operating the advertising services business (except for proprietary technology and patent technology), including but not limit to coordinating and resolving all the technical problems encountered during its business and operations to ensure that all its business and operations run normally;

(2)	analyzing and assessing the business fields, business model and type of customers, integrating the existing managerial resources of Party B;

(3)	providing advanced managing experience and framework for establishing a new managing platform;

(4)	providing proprietary technologies and patent technology services required during the development and operation of the business of Party B;

(5)	training relevant technical and managerial staff of Party B and providing necessary materials for training;

(6)	allowing the use by Party B of relevant domain names and trademarks (the two parties will enter into Trademarks Licensing Agreement and Domain Names Authorized Use Agreement when necessary);

(7)	analyzing the trends of activities of customers, inspecting and maintaining the existing customers and building potential customers for Party B;

(8)	early stage market research/planning, and general planning for new business development of Party B;

(9)	assisting Party B in its business development plans and developing business co-operations with third parties; and

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(10)	assisting in carrying out business analysis, product development, market survey and planning, developing marketing and advertising plans, selecting agents, establishing and implementing customer service system.

Party A and Party B may in accordance with actual needs amend or supplement the detailed items of the scope of service in the form of supplemental agreement, after the signing date of this Agreement.

Article 4. Proprietary Technology and Patent Technology Service

Within the period of this Agreement, based on the business needs of Party B, Party A shall provide to Party B the permit to use proprietary technology and patent technology. Such proprietary technology and patent technology could be the technology owned by Party A or the technology allowed to be used by Party A and allowing Party A to permit other person to use.

When Party A provides to Party B the proprietary technology and patent technology, they should enter into separate Proprietary Technology Permit Agreement and Patent Technology Permit Agreement in respect of the specific technology in accordance with principles stipulated in this Agreement, but Party A should not charge Party B additional fees for such technology permit in addition to the service fees provided in this Agreement.

If the proprietary technology and patent technology provided is not owned by Party A but is allowed to be used by Party A and allowing Party A to permit other person to use, the Party A shall guarantee it has sufficient rights and authorizations to provide to Party B such technology permit.

If the proprietary technology and patent technology is obtained from an offshore company, Party A should guarantee the registration or approval procedure with foreign economic and trade department in respect of such technology in accordance with PRC Administration of Technology Import and Export Regulations.

Party B should use the technology strictly in accordance with the provisions of this Agreement and detailed provisions of the relevant proprietary technology or patent technology permit agreement.

In order to make proprietary technology and patent technology be used in the business operation of Party B appropriately and efficiently, Party A should send technical staff to guide the use of the technology and train the technical staff of Party B to use the technology.

Article 5. Training of the Technical Staff

In order to make the technology provided by Party A to Party B be used in the business operation of Party B appropriately and efficiently, Party A shall provide technical training to the staff of Party B.

The technical training includes regular technical training and specific technical training.

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Party A should provide to technical staff of Party B regular technical training in order to help technical staff of Party B be able to use the general technology required for the advertising services business.

After the provision by Party A to Party B of certain proprietary technology and patent technology, Party A should send specialized technical staff to make specific technical training to technical staff of Party B in respect of the use of such proprietary technology and patent technology, in order to guarantee the technical staff of Party B be able to use such technology.

Article 6. Exclusive Service

Party B warrants and undertakes to Party A that, within the term of this Agreement, Party B shall not obtain the same or similar services from any other third party as the services provided by Party A as stated in this Agreement.

Article 7. Service Fees

The parties agree that Party B shall, at an opportune time deemed beneficial to its business by Party A, duly and fully pay Party A the technical and consulting service fees at the amount and time of payment in the notice by Party A in accordance with the provisions of this Agreement.

The detailed information about payment of the technical support and consulting service fees is set out in appendix 2 of this Agreement.

Article 8. Financial Assistance

In the afterwards operation and business development of Party B, as requested by Party B, Party A will consider giving financial assistance to Party B by methods allowed by applicable laws.

For the funds obtained by Party B through financial assistance from Party A, Party B should use them according to the purpose agreed by the parties and accept the supervision and examination of Party A from time to time.

Article 9. Confidentiality

With regard to Party A’s unpublished technical confidential information and business confidential information which is known by Party B through accepting Party A’s services (the "Confidential Information"), Party B shall not disclose any of such information; Party B shall not disclose, provide or transfer any Confidential Information to any third party without Party A's prior written consent. Upon termination or expiration of this Agreement, Party B shall, at Party A's requirement, return all and any documents, information or software containing any of such Confidential Information to Party A or destroy them, delete all of such Confidential Information from any memory devices, and cease to use them. It is agreed that this Article 9 shall survive any amendment, expiration or termination of this Agreement.

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Article 10. Intellectual Property

Any right, ownership, interest and intellectual property including but not limit to copyright, patent, technical secret, business secret and others, no matter it was developed by Party A or by Party B but based on the intellectual property of Party A, Party A will have the exclusive and monopolistic rights.

Article 11. Non-competition

Party B hereby undertakes that, without Party A's prior written consent, it and its significant shareholders will not engage in or operate any other business which may be in competition with the business of Party B.

Article 12. Transfer of Agreement

Any party of this Agreement, unless otherwise obtaining the other party’s written consent, shall not transfer any rights or obligations under this Agreement to any third party, but Party A may transfer its rights and obligations under this Agreement to its associates without consent of Party B.

Article 13. Force Majeure

If any nonperformance or deferred performance of the obligations under this Agreement by a party results from any force majeure, the party shall not assume any liability under this Agreement. The force majeure in this Agreement means:

(1)	disaster event, such as earthquake, act of God etc.;

(2)	war and political convulsion;

(3)	any other matters which cannot be attributed to any person and are unforeseeable, unavoidable and insurmountable when signing this Agreement.

After the happening of the force majeure event, if possible, the party affected by force majeure should notice the other party within five working days. The damages to the other party caused by nonperformance of this notification obligation should be indemnified by the party with failure of performance. After the event of force majeure, the party affected by force majeure and with failure of performance should resume performance of this Agreement with its best efforts.

Article 14. Notices

Notices or other communications as provided in this Agreement or required to be given by any party pursuant to this Agreement shall be delivered by mail, in person (including express mail service) or by fax to the parties’ address or fax number set forth on the first page of this Agreement. If any party’s address or fax number changes, it should notice the other party in writing within ten days from the changes.

Article 15. Infringement Liability

The infringement by any party to any representations, warranties and undertakings in this Agreement, or any articles in this Agreement, shall constitute a breach of this Agreement; the breaching party should indemnify the other party fully and adequately.

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No matter whether the above mentioned indemnity is paid up, it will not affect the rights enjoyed by Party A in the Equity Pledge Agreement executed on July 8, 2011 with Haijuan Xu.

Article 16. Governing Law

This Agreement shall be performed and construed in accordance with the PRC laws.

Article 17. Settlement of Disputes

Any dispute arising from construing or performance of this Agreement shall be settled through negotiation between parties of this Agreement. If no settlement can be reached within 30 days, each party shall have the right to refer the matter to China International Economic and Trade Arbitration Commission located in Beijing according to its then applicable arbitration rules. The arbitration proceedings shall be conducted in Chinese and shall take place in Beijing. The arbitration decision shall be final and binding upon the parties.

Article 18. Amendments

This Agreement shall only be amended with written consents of both parties. The parties of this Agreement both agree that, if this Agreement or any articles hereof may be deemed to be illegal for violating current applicable laws and regulations, the parties of this Agreement will faithfully amend this Agreement or relevant articles. Such difference between the original agreement and the amended agreement shall necessarily fulfil the validity of this Agreement or relevant articles, and may not incur any damage to the proposed interests of both parties when signing this Agreement. The parties of this Agreement congruously agree that any or any parts of the articles of this Agreement violating laws will not affect the validity and enforceability of the entire agreement.

Article 19. Appendix

All the Appendices are inseparable parts of this Agreement and shall have same force of law.

Article 20. Effectiveness

This Agreement shall become effective immediately upon signing by the authorized representatives of both parties, and will remain effective for so long as Party B remains in operation.

Article 21. Copies

This Agreement is written in Chinese and is signed in 2 originals, each of which will be of equal force and effect. Each Party holds 1 original respectively.

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Galaxy Strategy & Communications (Beijing) Management Co., Ltd.

By:	/s/ Qiang Wu
Authorised Signature and seal
Name: Qiang Wu
Title:

Beijing Lianhe Chuangxiang Advertising Co., Ltd.

By:	/s/ Haijuan Xu
Authorised Signature and seal
Name: Haijuan Xu
Title:

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Appendix 1:

In addition, Party B further warrants and represents to Party A, inter alia:

1.	not to amend, or supplement its Articles of Association, not to increase or reduce its registered capital, not to change the composition of its registered capital, unless consented by Party A with prior written notice;

2.	to maintain the existence of the company, to operate its business and handle its affiars prudently and effectively, in accordance with good financial and commercial standards and practices;

3.	not to sell, transfer, mortgage or by any other means, dispose of any interests of its assets, business or income of a value of 3% or more of its audited NAV (including the intangible assets) as at the end of its previous fiscal year, not to permit any lien to be created over the same, unless consented by Party A with prior written notice;

4.	without the prior written consent of Party A, not to incur, inherit, secure or allow the existence of any debt, other than those arising from its normal or day-to-day operations and which is not arising from a loan, or those already disclosed to and for which prior consent has been obtained from Party A;

5.	to manage all its ordinary operations to keep the value of the assets and refrain from any action or inaction capable of adversely affecting its operations and asset value;

6.	not to enter into any material contract with a value which is 10% or more of its audited NAV (including the intangible assets) as at the end of its previous financial year, without the prior written consent of Party A;

7.	to prepare annual budget for Party A's approval and written consent. Such budget includes information such as projected revenue, specific expenses (need to clarify expenses), working capital needs, pricing policies and payment terms etc.;

8.	to incur its expenses in accordance with the budget approved by Party A, and to furnish monthly variance reports to Party A, and to explain the nature of the expense, the reason for the variance and the benefit to Party B’s business caused by the aforesaid;

9.	any expenditure exceeding RMB1,000,000 and which is not provided for in the budget must be explained to and shall be approved by Party A beforehand;

10.	not to provide any loan or credit to any person without the prior written consent of Party A;

11.	upon the request of Party A, to duly provide Party A in timely manner all the information in connection with its operations, management and financial condition, and material service contracts signed with customers, and report any unusual event;

12.	to purchase and maintain insurance (the coverage and types of insurance shall be the same with those held by the companies operating the similar business, in the same area, and owning the similar properties or assets) from the insurance companies accepted by Party A;

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13.	not to merge or associate with or acquire or invest in any company, without the prior written consent of Party A;

14.	not to change its business scope or principal business, without prior written consent of Party A;

15.	to immediately notify Party A when any litigation, arbitration or administrative procedure in connection with its assets, business or income occurs or may occur;

16.	in order to keep the ownership of the company regarding all its assets, to sign all necessary or appropriate documents, take all necessary or appropriate actions, make all necessary or appropriate claims, or make necessary or appropriate defences against all claims;

17.	not to distribute any dividends to its shareholders without the prior written consent of Party A, but to immediately distribute all or part of the distributable net profits to Party A once requested by Party A;

18.	to engage an auditor approved by Party A to review or investigate the internal controls and business operation of Party B periodically on an annual basis and as necessary at the request of Party A, and to perform unconditionally the auditor’s comments after such review or investigation;

19.	that Party A shall have the right to implement procedures and controls for Party B's operations and, to supervise Party B for such procedures and controls and, Party B shall follow such instruction unconditionally;

20.	to prepare its financial statements in accordance with the International Financial Reporting Standards or such other accounting standards and practices accepted by Party A;

21.	to comply and perform all the warranties, consents, agreements, representations and conditions, and to indemnify all Party A’s damages incurred due to Party B’s breach or partial breach of the above.

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Appendix 2:

1.	Party A and Party B agree congruously that Party A shall provide the technical support and consulting services stipulated in this Agreement to Party B from the signing of this Agreement.

Party A is entitled to send the notice regarding the collection of technical and consulting service fees prior to the 15th day following every quarter according to the contents and quantity of the technical support and consulting services in the last quarter; Party B shall timely and duly pay in full the service fees in accordance with the amount set out in the notice by Party A, within 15 days upon receipt of the notice; the amount of such fees are the balance (“operating profit”) of the revenue of Party B of last quarter minus the cost of sales, operating expenses (including selling expenses, general & administrative expenses, financial costs), other expenses incurred in the quarter and tax payable. However, Party A is entitled to adjust the service fees, or decide to waive such fees and leave the funds for Party B’s business development and expansion, for the benefits of the group and Party B, or even provide financial aid to support Party B’s business expansion, at its sole discretion. At the date of signing this Agreement, Party A has decided to waive the service fees for the following three fiscal years, and leave the funds for Party B’s business development and expansion. After three years, Party A will decide on the timing and amounts of payment of the service fees, at its sole discretion, depending on the business needs of itself and Party B.

2.	Prior to the notice being sent to Party B by Party A regarding the collection of technical and consulting service fees, Party B shall provide timely and accurately the detailed amounts and financial statements about the revenue, cost of sales, operating expenses and other relevant expenses incurred in the previous quarter for the review and verification of Party A.

3.	On a semi-annual basis, based on the revenue and profit in accordance with the International Financial Reporting Standards, Party A is entitled to raise the suggestions about the adjustment of the amount of service fees and deliver the notice regarding the adjustment to Party B, and Party B shall pay such fees to Party A in full and timely according to the requirements as set out in the notice.

4.	The amount of service fees indicated in the notice regarding the collection of service fees sent to Party B by Party A in accordance with this Agreement is final.

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